EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 15, 2011	CONTACT: Frederick N. Cooper, IR/Financial Media fcooper@tollbrothersinc.com (215) 938-8312 Kira Sterling, General Media ksterling@tollbrothersinc.com (215) 938-8220
TOLL BROTHERS ANNOUNCES RETIREMENT OF ZVI BARZILAY AND
PROMOTION OF RICHARD T. HARTMAN TO CHIEF OPERATING OFFICER
Horsham, PA, November 15, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced the retirement of Zvi Barzilay, 65, the Company’s chief operating officer and president, effective December 31, 2011. He will be succeeded by Richard T. Hartman, who will serve as chief operating officer and executive vice president, effective January 1, 2012. Hartman, 54, currently a regional president, joined Toll Brothers in 1980.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We greatly appreciate Zvi Barzilay for his three decades of service to the Company. He has been a key member of our senior management team for many years.
“Rick Hartman is a 31-year veteran of the Company and a home-grown leader. His promotion into the role of chief operating officer completes a management transition plan that we began to formulate several years ago. He has proven his management capabilities through overseeing a wide variety of operating divisions, product lines, and ancillary businesses. Few at Toll Brothers know the Company as well, are as admired by so many within the firm, or have played such a major role in its growth. Rick’s combination of skills and experience will be invaluable as we position the Company for the future.”
Robert I. Toll, executive chairman of Toll Brothers, stated: “I join Doug in thanking Zvi for his tremendous service to the Company. We appreciate his wise counsel, his special talents, and his many contributions to building our unique company.
“We are very excited that Rick will be bringing his great leadership skills and knowledge of the industry to help build the Company’s future. Rick joins Doug Yearley and our chief financial officer, Marty Connor, as the day-to-day leadership team to take Toll Brothers forward as the Company, with its tremendous financial and brand strength, emerges from this challenging period in our industry.”
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, and Virginia.
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Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases large distressed real estate portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
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